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                                    EXHIBIT A


                                                     December 29, 2000


The State of Wisconsin
Investment Board
121 East Wilson Street
Madison, WI  53702

Ladies and Gentlemen:

         We have acted as counsel for KVH Industries, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale to you of 800,000 shares of the Company's Common Stock (the "Shares") pursuant to the Share Purchase Agreement dated as of December 29, 2000 between the Company and you (the "Agreement"). We are rendering this opinion pursuant to Section 3(d)(iii) of the Agreement. Except as otherwise defined herein, capitalized terms used but not defined herein have the respective meanings given to them in the Agreement.

         In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Agreement by the various parties and originals or copies certified to our satisfaction, of such records, documents, certificates, opinions, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. Where we render an opinion "to the best of our knowledge" or concerning an item "known to us" or our opinion otherwise refers to our knowledge, it is based solely upon the actual knowledge of attorneys within this firm who perform legal services for the Company.

         In rendering this opinion, we have assumed the genuineness and authenticity of all signatures (whether original or photostatic), the authenticity of all documents submitted to us as originals; the conformity to originals of all documents submitted to us as certified or photostatic copies; the accuracy, completeness and authenticity of certificates of public officials; and the due authorization, execution and delivery of all documents (except the due authorization, execution and delivery by the Company of the Agreement), where authorization, execution and delivery are prerequisites to the effectiveness of such documents. We have also assumed that all individuals executing and delivering documents had the legal capacity to so execute and deliver; that you have received all documents you were to receive under the Agreement; and that the Agreement is an obligation binding upon you. In rendering this opinion we have also assumed that there are no extrinsic agreements or understandings among the parties to the Agreement that would modify or interpret the terms of the Agreement or the respective rights or obligations of the parties thereunder.

         No opinion is given herein as to the availability of any specific or equitable relief of any kind, as to the enforceability of any particular remedy provided in the Agreement, or as to the extent to which any provision of the Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, usury, marshaling, public policy or other laws affecting the rights of contractual parties generally or by the application of general principles of equity (whether applied by a court of law or in equity). We express no opinion concerning the provisions of any agreement purporting to provide indemnification to any person for violation of federal or state securities laws or concerning compliance with federal, state or foreign securities laws.

         Our opinion expressed in paragraph 1, with respect to the existence, good standing and qualification of the Company, is based solely upon a certificate of the Secretary of State of the State of Delaware as to the valid existence and corporate good standing of the Company and a certificate of the Company's Chief Financial Officer as to the qualification of the Company to do business in Rhode Island. We express no opinion as to the tax good standing of the Company.

         Our opinion is expressed only with respect to the federal laws of the United States of America, the laws of The Commonwealth of Massachusetts and the General Corporation Law of the State of Delaware. We express no opinion as to whether the laws of any particular jurisdiction apply, and no opinion to the extent that the laws of any jurisdiction other than those identified above are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof. We express no opinion as to compliance with the Blue Sky or other state securities laws of any state other than the State of Wisconsin. Our opinion with respect to compliance with Blue Sky laws of the State of Wisconsin is based solely on our review of the Wisconsin Uniform Securities Law published in CCH Blue Sky Reporter.

         On the basis of the foregoing, in reliance thereon and with the foregoing qualifications, we are of the opinion that:

         1. The Company is validly existing in good standing under the laws of the State of Delaware. The Company is qualified to do business as a foreign corporation and is in good standing in the State of Rhode Island. The Company has the requisite corporate power to own or lease its property and assets and to conduct its business as currently conducted.

         2. The Agreement has been duly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered on behalf of the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms.

         3. The Shares have been duly authorized and when issued, delivered and paid for in accordance with the terms of the Agreement, will be validly issued, fully paid and nonassessable and free of any pre-emptive or similar rights.

         4. Except as set forth in the Agreement, to our knowledge, there is no action, proceeding or investigation pending against the Company which could reasonably be anticipated to result, either individually or in the aggregate, in any material adverse change in the assets, financial condition or operations of the Company, or which questions the validity or enforceability of, or seeks to enjoin or invalidate, the Agreement or any action to be taken by the Company in connection therewith.

         5. Assuming the accuracy of the representations and warranties of the Purchaser set forth in Section 5 of the Agreement, the offer and sale of the Shares by the Company to the Purchaser is exempt from the registration requirements of the Securities Act of 1933, as amended, subject to timely filing of a Form D pursuant to Securities and Exchange Commission Regulation D.

         6. The execution and delivery of the Agreement by the Company and the consummation of the sale of the Shares by the Company as contemplated therein do not violate any provisions of the Company's Certificate of Incorporation or Bylaws, or any "material agreement" (as defined below) to which the Company is a party. For purposes of this paragraph 6, "material agreement" shall mean any agreement filed by the Company with the Commission pursuant to the Exchange Act or the Rules and Regulations.

         7. All consents, approvals, authorizations, or orders of, and filings, registrations and qualifications with any regulatory authority or governmental body in the United States required for the issuance by the Company of the Shares as contemplated by the Agreement have been made or obtained, except for (i) the filing of a Form D pursuant to Securities and Exchange Commission Regulation D,
(ii) compliance with the securities and Blue Sky laws in the states in which Shares under and/or sold, (iii) the filing of the Registration Statement as contemplated by Section 7 of the Agreement, (iv) the filing of a notification for the listing of Shares with The Nasdaq Stock Market, Inc. and (v) the filing of a Form 8-K with the Commission.

         This opinion is intended solely for your benefit and is not to be made available to or be relied upon by any other person, firm, or entity without our prior written consent. We assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

                                                     Very truly yours,


                             FOLEY, HOAG & ELIOT LLP



                          By:_________________________
                                                          A Partner